TOUCHSTONE STRATEGIC TRUST

            AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST

      The undersigned hereby certifies that she is the duly elected Assistant Secretary of Touchtone Strategic Trust (the "Trust") and that pursuant to
Section 4.1 of the Restated Agreement and Declaration of Trust of the Trust, the Trustees, at a meeting held May 18, 2006, at which a quorum was present, adopted the following resolutions:

            "RESOLVED, that a new series of shares of Touchstone Strategic Trust (the 'Trust') be, and it hereby is established, and that such new series be, and hereby is, designated the 'Diversified Small Cap Growth Fund' (the 'Fund'); and

            FURTHER RESOLVED, that the relative rights and preferences of the Fund shall be those rights and preferences set forth in Section 4.2 of the Trust's Restated Agreement and Declaration of Trust; and

            FURTHER RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell shares of the Fund from time to time at its price per share of not less than the respective net asset value thereof; and

            FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions."

      The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that said Amendment is to be effective on the date of the Fund's public offering, and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Restated Agreement and Declaration of Trust.

      WITNESS my hand this 15th day of August 2006.

                                        /s/ Betsy Santen
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                                        Betsy Santen, Assistant Secretary